As filed with the Securities and Exchange Commission on December 11, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
Republic Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	65-0716904
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18500 North Allied Way, Phoenix, Arizona	85054
(Address of principal executive offices)	(Zip code)
Republic Services, Inc. 2006 Incentive Stock Plan (f/k/a
Allied Waste Industries, Inc.
2006 Incentive Stock Plan);
Republic Services, Inc. 2005 Non-Employee Director Equity Compensation Plan (f/k/a
Allied Waste Industries, Inc.
2005 Non-Employee Director Equity Compensation Plan)
(Full title of the plan)
Timothy R. Dovonan, Esq.
Executive Vice President, General Counsel and Corporate Secretary
18500 North Allied Way
Phoenix, Arizona 85054
(Name and address of agent for service)
(480) 627-2700
(Telephone number, including area code, of agent for service)
With a copy to:
Jonathan L. Awner, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
(305) 374-5600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share(1)	Price(1)	Registration Fee(1)
Common Stock, par value $.01 per share	21,870,000	$21.975	$480,593,250 (2)	$2,344.65

[1]	Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sales prices per share of the Registrant’s common stock reported on the New York Stock Exchange on December 5, 2008, and the maximum number of shares of common stock currently issuable pursuant to the Republic Services, Inc. 2006 Incentive Stock Plan (f/k/a Allied Waste Industries, Inc. 2006 Incentive Stock Plan) and the Republic Services, Inc. 2005 Non-Employee Director Equity Compensation Plan (f/k/a Allied Waste Industries, Inc. 2005 Non-Employee Director Equity Compensation Plan) (collectively referred to as the “Plans”). The registration fee is offset by registration fees previously paid by Republic Services, Inc. with respect to unissued shares of common stock registered under the Registration Statement on Form S-4/A (Registration No. 333-152693) of Republic Services, Inc. filed with the Securities and Exchange Commission on October 10, 2008.

[2]	This Registration Statement also covers any additional shares that may hereafter become issuable as a result of the adjustment provisions of the Plans.
This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by Republic Services, Inc. (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:
1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 21, 2008, as amended on Form 10-K/A, filed with the Commission on May 5, 2008;

2)	The Company’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the Commission on May 5, 2008, August 8, 2008 and November 10, 2008, respectively;

3)	The Company’s description of its common stock contained in its Registration Statement on Form 8-A, filed with the Commission on June 30, 1998; and

4)	The Company’s Current Reports on Form 8-K filed with the Commission on February 5, 2008, June 16, 2008, June 23, 2008, July 28, 2008, August 5, 2008, August 6, 2008, September 24, 2008, October 30, 2008, November 25, 2008, November 26, 2008, December 5, 2008, and December 10, 2008.
In addition, all documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
The legality of the shares of Common Stock registered hereby has been passed upon for the Company by Akerman Senterfitt, Miami, Florida. As of the date of this Registration Statement, certain attorneys employed by Akerman Senterfitt beneficially own shares of the Company’s Common Stock.
Item 6. Indemnification of Directors and Officers.
The Company’s Amended and Restated Certificate of Incorporation, as amended, provides that we shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), each person who is involved in any litigation or other proceeding because such person is or was our director or officer, against all expense (including attorney’s fees), loss or liability reasonably incurred or suffered in connection therewith. The Certificate provides that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.
Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.
The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company. Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 1998).

3.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Republic Services, Inc. (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8, Registration No. 333-81801, filed with the Commission on June 29, 1999).

3.3	Amended and Restated Bylaws of Republic Services, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated December 10, 2008).

5.1	Opinion of Akerman Senterfitt.

10.1	Amended and Restated Republic Services, Inc. 2006 Incentive Stock Plan (f/k/a Allied Waste Industries, Inc. 2006 Incentive Stock Plan).

10.2	Amended and Restated Republic Services, Inc. 2005 Non-Employee Director Equity Compensation Plan (f/k/a Allied Waste Industries, Inc. 2005 Non-Employee Director Equity Compensation Plan).

23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in the signature page to this Registration Statement).

Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Republic Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 11, 2008.

REPUBLIC SERVICES, INC.
By:	/s/ James E. O’Connor
	Name:	James E. O’Connor
	Title:	Chairman of the Board and Chief Executive Officer (principal executive officer)

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James E. O’Connor and Tod C. Holmes and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ JAMES E. O’CONNOR James E. O’Connor	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 11, 2008
/s/ TOD C. HOLMES Tod C. Holmes	Executive Vice President and Chief Financial Officer (principal financial officer)	December 11, 2008
/s/ CHARLES F. SERIANNI Charles F. Serianni	Senior Vice President, Chief Accounting Officer (principal accounting officer)	December 11, 2008
/s/ JOHN W. CROGHAN John W. Croghan	Director	December 11, 2008
/s/ JAMES W. CROWNOVER James W. Crownover	Director	December 11, 2008
/s/ WILLIAM J. FLYNN William J. Flynn	Director	December 11, 2008
/s/ DAVID I. FOLEY David I. Foley	Director	December 11, 2008
/s/ NOLAN LEHMANN Nolan Lehmann	Director	December 11, 2008
/s/ W. LEE NUTTER W. Lee Nutter	Director	December 11, 2008
/s/ RAMON A. RODRIGUEZ Ramon A. Rodriguez	Director	December 11, 2008
/s/ ALLAN C. SORENSEN Allan C. Sorensen	Director	December 11, 2008
/s/ JOHN M. TRANI John M. Trani	Director	December 11, 2008
/s/ MICHAEL W. WICKHAM Michael W. Wickham	Director	December 11, 2008

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Akerman Senterfitt.

10.1	Amended and Restated Republic Services, Inc. 2006 Incentive Stock Plan (f/k/a Allied Waste Industries, Inc. 2006 Incentive Stock Plan).

10.2	Amended and Restated Republic Services, Inc. 2005 Non-Employee Director Equity Compensation Plan (f/k/a Allied Waste Industries, Inc. 2005 Non-Employee Director Equity Compensation Plan).

23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in the signature pages to this Registration Statement).